UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2012

Accretive Health, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34746	02-0698101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Accretive Health, Inc. (the “Company”) and Ascension Health (“Ascension”) are in the process of finalizing the terms for an expected five year renewal of the Amended and Restated Master Services Agreement between the Company and Ascension, dated as of December 13, 2007 (the “Agreement”). In connection with the anticipated conclusion of those discussions, the Company and Ascension, on June 28, 2012, amended the Agreement to shorten the 180 day notice period referenced in Section 27.04 of the Agreement to 154 days (permitting any such notice to be delivered on or before July 30, 2012). The Company anticipates that this amendment will provide sufficient time to finalize the renewal of the Agreement.

As set forth in the definitive proxy statement for the Company’s 2012 Annual Meeting of Stockholders, Ascension beneficially owned approximately 7% of the Company’s common stock outstanding as of March 20, 2012.

Safe Harbor Statement

The above statements regarding renewal of the Agreement are forward-looking statements and involve risks and uncertainties. These forward-looking statements are based on our current assumptions and expectations. Although we believe that our assumptions and expectations are reasonable, these assumptions and expectations may prove to be incorrect and may not be realized as a result of various risks and uncertainties, including those set forth in our Quarterly Report on Form 10-Q filed with the SEC on May 9, 2012, under the heading “Risk Factors.” If one or more of these risks and uncertainties materialize, or if our underlying assumptions or expectations prove incorrect, the Agreement may not be renewed as anticipated. Our failure to renew the Agreement would have a material adverse effect on our business, results of operations and financial condition. All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. We assume no, and we specifically disclaim any, obligation to update, amend or clarify these forward-looking statements to reflect changes in factors or assumptions affecting such forward-looking statements after the date hereof. We advise you, however, to consult any further disclosures we make on this subject in our periodic reports that we file with or furnish to the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCRETIVE HEALTH, INC.

Date: July 3, 2012	By:	/s/ John T. Staton
John T. Staton
Chief Financial Officer and Treasurer